(d)(3)(B)(iii)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund(1)	Adviser	Institutional	P2	R6	Service	Service 2
Voya Balanced Income Portfolio (formerly, VY® Franklin Income Portfolio) Term Expires May 1, 2020	1.20%	0.60%	N/A	N/A	0.85%	1.00%
Voya Large Cap Value Portfolio Term Expires May 1, 2017 Initial Term for Class R6 Expires May 1, 2017	1.29%	0.69%	N/A	0.69%	0.94%	1.09%
Voya U.S. Stock Index Portfolio Initial Term for Class P2 Expires May 1, 2018	N/A	N/A	0.15%	N/A	N/A	N/A
VY® BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2008 Initial Term for Class R6 Expires May 1, 2017	1.23%	0.63%	N/A	0.63%	0.88%	N/A
VY® Clarion Real Estate Portfolio Term Expires May 1, 2015	1.35%	0.75%	N/A	N/A	1.00%	1.15%
VY® T. Rowe Price International Stock Portfolio Term Expires May 1, 2011 Initial Term for Class R6 Expires May 1, 2017	1.40%	0.80%	N/A	0.80%	1.05%	N/A
VY® Templeton Global Growth Portfolio Term Expires May 1, 2021	1.45%	0.85%	N/A	N/A	1.10%	1.25%

/s/ HE

HE

Effective Date:  May 1, 2019, in connection with the proposed merger of VY® Templeton Global Growth Portfolio with and into Voya Global Equity Portfolio and to modify the expense limits for Voya Balanced Income Portfolio (formerly, VY® Franklin Income Portfolio).

(1)                                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.